Exhibit 14

Bank of America Corporation Code of Ethics and

General Policy on Insider Trading

Bank of America Corporation Code of Ethics

General statement

Bank of America Corporation is committed to the highest standards of ethical and professional conduct, and this Code of Ethics provides you guidance in how to uphold these standards. In addition, the General Policy on Insider Trading, which is included in this booklet, sets forth the policies of the Corporation1 with respect to personal securities transactions. Additional direction is provided in the job-related manuals, policies and procedures of certain areas because of the areas’ particular activities, operating risks or individual responsibilities, and in other publications that address associate conduct, such as the Associate Handbook and the policies included therein. The Code of Ethics, the General Policy on Insider Trading, the Associate Handbook, any work-related manuals, policies or procedures applicable to you, and any other publications that address associate conduct are collectively referred to as the “Documents.”

This Code supersedes and replaces any prior communications, policies, rules, practices, standards and/or guidelines to the contrary, whether written or oral. To the extent there are any conflicts with the Associate Handbook, the language of this Code controls.

This Code consists of basic standards of business practice as well as professional and personal conduct. Such standards require honesty and candor in our activities, including the observance of the spirit and the letter of the law. As set forth below, these standards have both personal and corporate implications.

Personal conduct. Because the Corporation is judged by the collective performance and public perception of its associates, you must always act in a manner that merits public trust and confidence. The following are our basic principles of personal conduct:

•	You must not take any action, either personally or on behalf of the Corporation, which will violate any law or regulation affecting our business.

•	You must perform your assigned duties to the best of your ability and in the best interests of the Corporation, its customers, associates and shareholders.

•	You must avoid all circumstances that could produce conflicts or the appearance of conflicts between your personal interests and those of the Corporation.

•	You must comply with security and safety procedures established by the Corporation.

•	You must adhere to and fully comply with all of the Corporation’s policies and procedures, including the Code, the Policy and the Associate Handbook.

•	You must respect the confidentiality of information obtained in the course of business, including information related to the financial affairs of customers or to the investment value of any business enterprise.

•	You must exercise absolute candor and fully cooperate in providing facts and information in connection with company investigations, or if requested of you by management or other authorized persons, to the fullest extent permitted by law.

•	You must not use corporate resources or your corporate position in pursuit of personal interests that violate the Documents or any law or regulation.

1 The terms “Corporation” and “Bank of America” refer to Bank of America Corporation and its subsidiaries. For convenience, we use these terms because various companies within Bank of America Corporation use this booklet. The use of these terms here or in other publications does not mean you are an employee of Bank of America Corporation. You remain solely an employee of the company that directly pays your wages, and the use of these terms or issuance of this booklet does not change your existing at-will employee status.

Bank of America Corporation Code of Ethics and General Policy on Insider Trading

Some specific examples of prohibited conduct are set forth in the Associate Handbook for your guidance, but such examples are not meant to be all-inclusive.

Corporate conduct. Our corporate activities should earn the confidence and trust of our customers, associates and shareholders. The following are our basic principles of corporate conduct:

•	The Corporation will not cause or tolerate any violation of law or regulation in the conduct of its business or related activities.

•	The Corporation is committed to maintaining a level of earnings that provides an equitable return on investment for its shareholders; providing satisfying employment opportunities in its various communities; and providing financial services and resources that meet the needs of its customers and the communities it serves.

•	The Corporation will cooperate fully with its regulators and auditors and will disclose, on a timely basis, information required for judging the soundness of its condition and its merits as an investment.

•	The Corporation will maintain and uphold standards and procedures that are designed to safeguard the legitimate confidentiality of information pertaining to customers and associates.

•	The Corporation will conduct its business in fair and open competition and will not enter into illegal arrangements with competitors affecting pricing or marketing policies.

Associate responsibilities

The reputation of any financial institution depends upon the conduct and values of its associates. Building and ensuring an unblemished reputation involves:

•	creating a culture of personal accountability;

•	shaping the judgment of each associate on basic matters of policy;

•	providing specific direction for each associate’s approach to a variety of situations;

•	accepting responsibility for decisions based on these directions; and

•	calling upon each associate’s individual pride and spirit in being recognized as part of a respected professional entity.

As an associate within Bank of America, you must:

•	be thoroughly familiar with, and periodically review, the Documents;

•	be sensitive to situations that could result in inadvertent actions by yourself or your associates which could appear to be, or are directly in violation of, the Documents, or any law or regulation;

•	ensure that job-related manuals, policies and procedures support the other Documents, and that these manuals, policies and procedures address ethical issues specific to your particular business activity;

•	help other associates uphold the highest ethical standards;

•	maintain a working environment that is supportive of your responsibilities as set forth in the Documents; and

•	seek counsel regarding ethical issues through your manager or the Ethics and Compliance Helpline.

This Helpline is maintained by an independent third party, The Network, Inc., to ensure anonymity and confidentiality. If you feel uncomfortable using internal resources for reporting your concerns or complaints, you may contact the Helpline at 1.888.411.1744 (toll free) for callers in the United States, Canada, Puerto Rico and U.S. Virgin Islands. All other international callers may reach the Helpline by placing a collect call to 1.770.613.6334. To call toll free while remaining anonymous, callers outside the United States, Canada, Puerto Rico and U.S. Virgin Islands can call collect, using the name Mr. or Ms. Banks.

All associates are bound by both law and policy not to retaliate in any way against an associate who, in good faith, reports information in accordance with this policy.

Bank of America Corporation Code of Ethics and General Policy on Insider Trading

Conflicts of interest

You must avoid conflicts between personal interests and the interests of Bank of America, or even the appearance of such conflicts. You must not act on behalf of Bank of America in any transaction involving persons or organizations with which you, or a family member2, has any financial or residual interest, other than through a compensation or similar plan sponsored by Bank of America.

Defined broadly, a conflict of interest includes any situation in which you are engaged in two or more activities or relationships that, to some degree, are incompatible. Such situations might include activities, conduct or investments that could conflict with your duty to Bank of America, or that could adversely affect your judgment or job performance. The appearance of a conflict of interest can often be as detrimental as a conflict itself. You should exercise sound judgment before committing to any activity or participating in any transaction that could potentially be a conflict. In general, you should consider the following factors to avoid conflict of interest situations:

•	Perception. Could the activity or transaction be perceived as a conflict of interest or a potential conflict by others, including associates, customers, suppliers, competitors, regulators or the public? If all the facts of the activity or transaction were made public, would you or the Corporation be embarrassed?

•	Intent. Is the activity or transaction being offered in an attempt to influence your judgment?

•	Impact. Will the Corporation be disadvantaged if you participate in the activity or transaction?

•	Objectivity. Will participation in the activity or transaction in any way affect your ability to be objective with regard to any decision concerning a customer, associate or supplier?

•	Time considerations. Will the time required for the activity or transaction interfere with your ability to effectively carry out your job responsibilities at Bank of America?

Work conflicts and outside activities. If you decide to pursue additional employment, engage in an independent business venture or perform services for another business organization, you must disclose such activities to your manager and obtain his or her preapproval to avoid any potential conflicts. You must not pursue such activities during Bank of America business hours or allow any outside business, civic or charitable activities to interfere with your job performance.

A conflict of interest may arise when you or one of your family members is a significant shareholder, director, officer, employee, consultant or agent of an organization that is a competitor, or that has current or prospective business with Bank of America as a customer, supplier or contractor. In such event, you must take steps to protect confidential information, remove yourself from situations where conflicts may arise and otherwise take steps to ensure that outside activities do not conflict with or impair your ability to perform your responsibilities for Bank of America and do not adversely affect the integrity, goodwill or public perception of Bank of America.

Outside directorships of associates. Although you are encouraged to take part in community and charitable activities, due to the time demands and potential conflicts of interest, you are encouraged to advise your manager before serving on a board of a nonprofit organization. Directorships that will involve significant time away from the Corporation, or that might otherwise interfere with efficient performance of normal duties or pose a conflict of interest, require the written approval of your manager.

2 As used in the Bank of America Corporation Code of Ethics, “family member” means your spouse or domestic partner, child, parent, grandparent, sibling or parent-in-law. “Family member” may be defined differently in other policies that are incorporated by reference into the Code.

Bank of America Corporation Code of Ethics and General Policy on Insider Trading

If you wish to serve as a director of any for-profit organization, you must first obtain approval in accordance with the procedures established by the Finance Committee. In order to have your service considered for approval, you must complete the required information on the Outside Directorship website at http://learningnet. bankofamerica.com/directorships/prewelcome.asp.

You should avoid directorships that might pose a conflict of interest or create the appearance of a conflict of interest. If an apparent or actual conflict of interest develops and cannot be immediately resolved, you must withdraw promptly from service as a director of the outside corporation or organization. You should also be aware that you have sole responsibility for your actions and that the Corporation does not provide indemnification for associates who serve as directors of outside entities unless such service is at the specific written direction of an authorized representative of a Bank of America company.

You are to abstain from, and not be physically present during, negotiations, preparations, recommendations or approvals of any extensions of credit or other business transactions between any company in the Bank of America family and any outside organization on whose board of directors you sit.

Corporate opportunities. You owe a duty to the Corporation to advance its legitimate interests whenever the opportunity arises. You must not deprive the Corporation of an opportunity, take for your own advantage an opportunity that belongs to the Corporation, or help others do so if they are in a position to divert a corporate opportunity for their own benefit. Further, you must not compete with the Corporation or use corporate property, information or position for improper personal gain.

Gifts. You must not solicit, and are discouraged from accepting, gifts from current or prospective customers or suppliers who are not family members. Gifts valued in excess of $200 U.S. ($100 U.S. for broker-dealer associates) may not be accepted. Gifts of money, in any amount, may not be accepted. You may accept gifts valued at $200 U.S. ($100 U.S., if applicable) or less, if declining the gift would damage the relationship, and the circumstances are appropriate when the conflict of interest factors enumerated above are taken into consideration, and you have not accepted gifts from the same source within the previous 12 months. Under no circumstance, however, may you receive gifts or anything of value from current or prospective customers or suppliers if there is a corrupt intent. You are also prohibited, on behalf of the Corporation, from giving, offering or promising anything of value to an employee of another financial institution in connection with any business of that financial institution if there is a corrupt intent.

You should dedicate the same careful consideration and thought for the appropriateness of gifts to customers and suppliers of Bank of America as you would apply to any gifts you receive.

Certain of the Corporation’s business units have more restrictive policies with respect to gifts. You must become familiar with the policies and procedures applicable to you, and are encouraged to discuss the appropriateness of any gift, given the circumstances, with your manager.

Hospitality. You must not accept hospitality or entertainment that is:

•	solicited;

•	lavish or unusual;

•	not a normal or customary type of amenity; or

•	an expense reimbursed by a customer or supplier that the Corporation would not pay.

Bank of America Corporation Code of Ethics and General Policy on Insider Trading

In addition, you should consider the following:

•	Reciprocity. Are you in a position where you could provide reciprocal hospitality at Bank of America expense? You should consider not only the nature of the hospitality being offered, but also the organizational stature of the person making the offer.

•	Reasonableness. Is the nature of the hospitality being offered typical for the size and status of the customer or supplier relationship? The type of hospitality being offered should be customary and appropriate with regard to your job responsibilities.

You are encouraged to discuss the appropriateness of any offer of hospitality, given the circumstances, with your manager. If there remains any question as to the appropriateness of such offer, the matter should be escalated to the Ethics and Compliance Helpline at 1.888.411.1744 (toll free) for callers in the United States, Canada, Puerto Rico and U.S. Virgin Islands. All other international callers may reach the Ethics and Compliance Helpline by placing a collect call to 1.770.613.6334.

Supplier relationships. If you are authorized to approve or award orders, contracts and commitments to suppliers of goods or services, you must do so based on objective business standards to avoid any real or perceived personal favoritism. Bank of America business of this nature must be conducted strictly on an arm’s-length basis with due regard to Bank of America policies involving public relations, community reinvestment and other business considerations.

Fair dealing. Bank of America will conduct its business equitably, fostering fair and open competition. You must not imply the possibility of, or enter into arrangements with, customers, competitors or suppliers that appear to or directly violate applicable laws and regulations with regard to fair and open competition. Further, you must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

Confidentiality

Confidentiality is a fundamental principle of our business that is particularly applicable to nonpublic information concerning Bank of America and to information received by Bank of America from a customer or supplier for an express business purpose. It applies with equal force to oral or informal communications as well as to written, printed or computer-generated information.

Specific corporate policies exist regarding the use of information and adequate control of critical and secured information. These policies include the General Policy on Insider Trading, the Global Policies and Procedures regarding Information Walls and Inside Information, the Corporate Information Security Policy and the Privacy Policy for Consumers on Insite’s Information Center, listed under Policies and Procedures (http://insite.bankofamerica.com/insite/infocntr/infocntr.htm#policies). You must be familiar with these policies and understand how such policies impact your work.

Bank of America information. Nonpublic information regarding Bank of America is to be conveyed to others only on a reasonable need-to-know basis that furthers a legitimate business purpose of Bank of America. Information is to be conveyed with the express understanding that the information is confidential and is to be used solely for the limited purpose for which it was received and given. Unless otherwise instructed, you must treat internal Bank of America activities and plans as confidential, to be disseminated within the internal structure of Bank of America only on a need-to-know basis.

Customer information. Bank of America subscribes to extremely high standards of protection for personally identifiable confidential information obtained from or about a customer, and recognizes its obligation to keep such customer information secure and

Bank of America Corporation Code of Ethics and General Policy on Insider Trading

confidential. Such confidential information may include account balances and transaction data, financial condition, and anticipated changes in management, business plan, or financial projections. The Corporation’s comprehensive Privacy Policy for Consumers covers consumer customer information and is provided to consumer customers as required by law.

It is the policy of Bank of America to provide customer information to outside companies only in order to conduct our business, comply with applicable law, protect against fraud or other suspected illegal activity, provide products and services to our customers, provide a good customer experience or comply with a customer’s request. Information shared will be limited to that needed or legally required and subject to confidentiality agreements, where applicable. In addition, you are authorized to access customer information only for legitimate business purposes on a need-to-know basis. You are responsible for understanding your obligations to protect the confidentiality and security of customer information. Bank of America provides associate training, as appropriate, to help you understand your obligations with respect to confidentiality of customer information. You may also access the Privacy Guidelines for Associates on the Privacy intranet site at http://privacy.bankofamerica.com.

Supplier information. Confidential competitive information submitted to Bank of America in connection with the purchase of products or services must be maintained in strictest confidence in order to avoid giving or receiving any improper competitive advantage with respect to any supplier.

Associate privacy. Information and communications on the Corporation’s private computer systems are subject to review, monitoring and recording at any time without notice or permission. Unauthorized use or access may be subject to prosecution or disciplinary action. Additional information regarding associate privacy is set forth in the Associate Handbook.

Dealing with assets of Bank of America

Proper use and ownership of Bank of America assets. Proper use of Bank of America assets and appropriate recording and documentation of such use is essential to the financial soundness and integrity of Bank of America. You must not misuse (including inappropriate Internet usage) or remove from our facilities furnishings, equipment, technology or supplies, unless specifically authorized. Further, you must not use Bank of America assets, or your position, for personal gain or another’s advantage. Additional information regarding your use of the Internet and intranet is set forth in the Associate Handbook.

This policy applies equally to property created, obtained or copied by Bank of America for its exclusive use, such as computer software, customer lists or information, databases, data processing systems, files, reference materials, reports, and the like. Neither originals nor copies may be used for any purpose other than Bank of America business.

Any assets you create and any tangible contributions you make to the development and implementation of Bank of America assets, whether directly or indirectly, while employed within Bank of America are Bank of America property and remain its property even if you leave employment with Bank of America.

Intellectual property. Bank of America owns all rights, title and interest in intellectual property, including inventions, improvements, works of authorship, ideas, data, processes, computer software programs, and discoveries, conceived or developed by you during your term of employment, relating to actual or anticipated business of, or research or development by, Bank of America. You must disclose all intellectual property promptly to your manager and execute all documents and do all things necessary to assist Bank of America, at the Corporation’s expense, in obtaining protection for intellectual property.

Bank of America Corporation Code of Ethics and General Policy on Insider Trading

Record retention. The Corporation has a long-standing record retention policy to prevent, when appropriate, the destruction of records that would normally be purged in the ordinary course of business. References in this section to “company records” include all recorded information, regardless of medium or characteristics (for example, paper, microfilm, magnetic disks/tapes, electronic or optical), whether centrally stored or retained as desk files at your work areas. “Company records” does not include customer records that may be subject to subpoenas in actions, proceedings or investigations not involving the Corporation. Such customer records are produced and retained in accordance with policies and procedures that are separate from this Code.

Company records that might normally be destroyed under the Corporation’s standard Records Retention Schedule must not be destroyed if those records are relevant to a pending, threatened or reasonably anticipated legal or administrative action or proceeding against or by the Corporation or internal, regulatory or governmental investigation involving the Corporation (for purposes of this section, collectively referred to as “Actions”). In general, this means you must cease record destruction (and prevent others from destroying records) if you are aware or are notified that:

•	there is an Action that may reasonably require production of company records;

•	company records are covered by a request for production, subpoena or similar request; or

•	the Corporation is voluntarily cooperating with governmental or regulatory authorities or other outside parties in any action, proceeding or investigation that may reasonably require production of company records.

If there is any question as to whether a particular record should be maintained, written approval must be obtained from an authorized Legal Department representative prior to its destruction.

Company records destroyed after the Corporation is on notice of an Action may result in penalties to the Corporation and to the individuals involved.

For information regarding the Bank of America Records Management Program, you may access http://iorder.bankofamerica.com/popup/records/main.htm.

Misappropriation. Anyone who embezzles, steals or willfully misappropriates any monies, funds or anything of value from Bank of America may be subject to fine, imprisonment, restitution payment and other such actions conferred by law or Bank of America policy, in addition to disciplinary action.

Official documentation. You must not use official Bank of America stationery, the corporate brand or other official documentation or use the name “Bank of America” for any personal or nonofficial purpose since such use implies endorsement by Bank of America.

Personal financial responsibility

Financial conduct. You should conduct your financial affairs in a responsible and prudent manner, so as to be above criticism.

Borrowing. You may not personally borrow money from or lend to suppliers, customers or other associates unless such loan is to or from a family member or from an institution normally in the business of lending, and there is no conflict of interest. You may make an occasional loan of nominal value (such as for lunch) to another associate as long as no interest is charged.

Bank of America Corporation Code of Ethics and General Policy on Insider Trading

Certain borrowing from correspondent banks must be reported to the Office of the Corporate Secretary. Those specific individuals who must report such borrowing will be advised directly by the Office of the Corporate Secretary.

Business expenses. You are responsible for the accurate and timely reporting of expenses. All expenditures must be ordinary and necessary to accomplish expected business purposes, include required approvals and be in accordance with existing expense policies. Further, you must not use your business credit card for any purpose other than appropriate business expenses. You may access the Bank of America Corporate Travel and Expense Policies on the Supply Chain Management website under Policies and Procedures (http://supplychainmgmt.bankofamerica.com).

Personal fees. Unless specifically authorized by Bank of America, you may not accept personal fees or commissions in connection with any transaction on behalf of Bank of America.

Compliance with law

You must not take any action, either personally or on behalf of the Corporation that will violate any law, regulation or internal policy.

Trading in mutual fund securities. The fundamental principles of honesty, truthfulness, good judgment and high ethical standards contained in our Code of Ethics apply without exception across our organization, including all areas touching upon mutual fund practices. Further to these principles, Bank of America prohibits mutual fund market timing, late trading and the unauthorized dissemination of confidential information concerning mutual fund portfolio positions. These prohibitions apply whether you are engaged in a personal securities transaction or one on behalf of others, including trading for proprietary or fiduciary accounts of the Corporation. Further, these prohibitions apply to trading in Bank of America proprietary funds as well as third-party mutual funds. In addition to the principles set forth herein, you also must adhere to the Corporation’s Mutual Fund Share Trading Policy which you can access at http://insite.bankofamerica.com/insite/infocntr/mutualfundpolicy.pdf.

•	Market timing. You must comply with each fund’s disclosed market timing policy. Bank of America believes that the interests of a mutual fund’s long-term shareholders and the ability of a mutual fund to manage its investments may be adversely affected when fund shares are repeatedly bought and sold (or exchanged) by any individual or entity within short periods of time to take advantage of short-term differentials in the net asset values of such funds. This practice, known as “market timing,” can occur in several ways: either in direct purchases and sales of mutual fund shares, through rapid reallocations of funds held in 401(k) or similarly structured retirement or other accounts invested in mutual fund assets, or through the rapid reallocation of funds held in variable annuity and variable life policies invested in mutual fund assets.

•	Late trading. Late trading of mutual funds is illegal. You must not knowingly accept any mutual fund order for a specific trading date’s closing price when such order was submitted after the specified trading deadline established by the fund to receive that day’s closing price.

•	Dissemination of portfolio holdings information. You must not disclose any mutual fund portfolio holdings information unless such information has been derived from information publicly disseminated in accordance with the disclosure policies and procedures of the pertinent mutual fund. Bank of America believes that all mutual fund shareholders are entitled to a “level playing field” with regard to portfolio holdings information. Selective disclosure of portfolio holdings information can facilitate market timing or other improper trading by giving an advantage to certain shareholders over others. It can also damage the funds by revealing proprietary portfolio management strategies to competitors.

Bank of America Corporation Code of Ethics and General Policy on Insider Trading

•	Personal investing. The prohibitions on market timing and late trading apply to direct investments in mutual fund shares as well as to allocation decisions involving investments in mutual fund shares held in 401(k) savings plans, excess benefit plans, variable annuity and variable life insurance policies, or other retirement, insurance, deferred compensation or similar investment vehicle. In addition, these prohibitions apply to both Bank of America proprietary mutual funds and to any and all third-party sponsored mutual funds.

•	Reporting. If you become aware of any activity inconsistent with the foregoing policies on mutual fund trading, you should immediately report such activity to the Ethics and Compliance Helpline at 1.888.411.1744 (toll free) for callers in the United States, Canada, Puerto Rico and U.S. Virgin Islands. All other international callers may reach the Ethics and Compliance Helpline by placing a collect call to 1.770.613.6334. You may also report such activity confidentially and anonymously through accessing the Audit Investigations website at http://cre.bankofamerica. com/web/investigations.nsf.

Anti-money laundering compliance. Bank of America will cooperate fully, in accordance with applicable laws, with the efforts of law enforcement agencies to prevent, detect and prosecute money laundering and the financing of terrorism. The Corporation will not knowingly do business with existing or prospective customers (for purposes of this section, collectively referred to as “customers”) whose money is believed to be derived from or used to support criminal or terrorist activity. If the Corporation becomes aware of facts that lead to the reasonable presumption that a customer is engaged in such activities or that a customer’s transactions are themselves criminal in purpose, appropriate measures, consistent with the law, will be taken. Such measures could include, for example, terminating business dealings with the customer, closing or freezing the customer’s accounts, and filing reports with governmental authorities.

You must make reasonable efforts to determine the true identity of all customers of the Corporation’s products and services to help keep the global financial and trading systems from being used as a channel for financing crime and terrorism. Business transactions will not be conducted with customers who fail to provide appropriate evidence of their identity, or who seek to deceive regulatory or law enforcement agencies by providing altered, incomplete or misleading information. It is vital for all associates to understand fully those actions that may constitute a violation of applicable anti-money laundering statutes and to report any potential violation in the manner set forth in the appropriate Anti-Money Laundering Compliance procedures. You may access the Corporation’s Anti-Money Laundering Policy Manual at http://sitetoolkit.bankofamerica.com/index. cfm?id=95&page_id=2787.

Bribes and other improper payments. You may not utilize, either directly or indirectly, Bank of America funds or property for any unlawful or improper use. Accordingly, you must not give any bribes, kickbacks, promises or any other thing of value to any person or entity or accept any such thing of value from any person or entity to obtain or retain business or for any reason whatsoever. In addition, you shall not make any unlawful preferential extension of credit to any officer, customer, director or principal shareholder of any customer or prospective customer. This policy should not be construed to limit the use of Bank of America funds and other assets in the ethical pursuit of acquiring additional business for Bank of America in the normal course of business.

Foreign Corrupt Practices Act. You must not give or promise to give money or anything of value to any executive, official or employee of any government, governmental agency, political party (including candidates for political office) or other organization if it could reasonably be construed as being intended to influence a Bank of America business relationship with such entity. Such payments must not be made by you or any agent of Bank of America to obtain or retain business or secure any improper advantage.

Bank of America Corporation Code of Ethics and General Policy on Insider Trading

Political contributions. It is the policy of Bank of America to encourage informed participation in governmental, regulatory and elective processes. You may elect to make personal political contributions, either directly or through political action committees as prescribed and permitted by applicable local, state and federal laws, as well as the laws of any applicable jurisdiction outside of the United States.

Federal statutes make it unlawful for a national bank to make any contribution or expenditure through the use of funds, services, property or other resources in conjunction with any federal, state or local election. Additionally, corporations are also restricted from making campaign contributions and expenditures in federal elections and in many states.

Certain broker-dealer associates and other associates who may refer municipal securities business to Banc of America Securities LLC are subject to additional conditions regarding political contribution and volunteer activities. These associates should consult their job-related policy manual or their manager for specific guidance.

Accounting. To ensure the integrity and objectivity of its consolidated financial statements, Bank of America has established internal accounting and operating controls and procedures, including disclosure controls and procedures and a Disclosure Committee. All associates responsible for the preparation of the Corporation’s financial statements, or who provide information as part of that process (including the Corporation’s principal executive officer, principal financial officer and principal accounting officer), must maintain and adhere to these controls so that all underlying transactions, both within Bank of America and with third parties, are properly documented, recorded and reported. Further, all associates have the responsibility to promote full, fair, accurate, timely and understandable disclosure in reports and documents that Bank of America files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Corporation.

The Audit Committee of the Board of Directors has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters. You may raise any such concerns to the Ethics and Compliance Helpline at 1.888.411.1744 (toll free) for callers in the United States, Canada, Puerto Rico and U.S. Virgin Islands. All other international callers may reach the Ethics and Compliance Helpline by placing a collect call to 1.770.613.6334. The procedure mandated by the Audit Committee ensures that these complaints can be submitted anonymously and in complete confidence. You may also report any concerns regarding questionable accounting or auditing matters confidentially and anonymously through accessing the Audit Investigations website at http://cre.bankofamerica.com/web/investigations.nsf.

Investigations. You must cooperate fully with any investigation, internal audit, external audit or regulatory examination. If you become aware that you are or have been the subject of any external investigation, you must immediately inform your manager, unless otherwise prohibited by law, regulation or the investigating authority.

Reporting certain conduct

Bank of America can be held criminally liable if one of its associates, directors or agents commits certain crimes. Accordingly, you must promptly report any knowledge or information about employment-related conduct by another associate, director or agent of the Corporation that you reasonably believe to be a crime, a material violation of law or regulation, a dishonest act (including misappropriation of funds or anything of value from Bank of America or the improper recording of the Corporation’s assets or liabilities), a breach of trust or any other conduct that might affect the reputation of Bank of America.

Bank of America Corporation Code of Ethics and General Policy on Insider Trading

You must report the relevant facts, as well as any other circumstances or activities that may conflict with the Code, to the Ethics and Compliance Helpline at 1.888.411.1744 (toll free) for callers in the United States, Canada, Puerto Rico and U.S. Virgin Islands. All other international callers may reach the Ethics and Compliance Helpline by placing a collect call to 1.770.613.6334. To call toll free while remaining anonymous, callers outside the United States, Canada, Puerto Rico and U.S. Virgin Islands can call collect, using the name Mr. or Ms. Banks. You will not be retaliated against for reporting information in good faith in accordance with this policy.

Also under federal law, any crime or suspicious activity against or involving a financial institution must be reported to its regulators. You should be alert to situations that may constitute criminal wrongdoing against or involving Bank of America. You have the responsibility to identify and report the relevant facts to the Ethics and Compliance Helpline.

Escalation path

In the event specific guidance is not available in the Documents or other corporate publications regarding a particular situation, you should first contact your manager. If the situation cannot be resolved, or if you feel uncomfortable using internal resources for reporting your concerns, you may contact the Ethics and Compliance Helpline at 1.888.411.1744 (toll free) for callers in the United States, Canada, Puerto Rico and U.S. Virgin Islands. All other international callers may reach the Ethics and Compliance Helpline by placing a collect call to 1.770.613.6334.

With respect to the resolution of any particular issue, the Ethics and Compliance Helpline will:

•	coordinate the involvement of the appropriate internal teams (such as Compliance, Corporate Audit, Corporate Security, Personnel, Risk Management, executive management, internal legal counsel and/or the Ethics Oversight Committee) as needed; and

•	serve as a necessary step in the escalation path for the resolution of major deviations from policy, including the responsibility to promptly report significant matters to the appropriate internal team, as needed.

Ethics Oversight Committee

Any policy exceptions or the resolution of any particular issue under the Code may be escalated to any member of the Ethics Oversight Committee. The Ethics Oversight Committee includes the internal General Auditor, General Counsel, Principal Compliance Executive and Principal Personnel Executive. The Ethics Oversight Committee will periodically review the activities of the Ethics and Compliance Helpline and provide general oversight to institute appropriate processes to detect and deter any violations of the Code.

Waivers of code

The Board of Directors must approve any waiver of the Code for the principal executive officer, the principal financial officer, the principal accounting officer and any executive officer or director. The Corporation will promptly disclose any such waiver on its website or via a press release or other public filing as required by law, regulation or applicable stock exchange rule.

Supplemental policies and procedures

As previously indicated, you may be subject to policies and procedures supplemental to this Code depending on your job function or your area of responsibility. From time to time, the Corporation may publish additional policies as deemed necessary or appropriate. Your manager should provide you with a copy of all policies applicable to you.

Bank of America Corporation Code of Ethics and General Policy on Insider Trading

Discipline

Violation of the Code or the other Documents (including the Associate Handbook) constitutes grounds for disciplinary action, including termination of employment.

Further information

If you have any questions about the Code, or about its applicability with respect to a particular matter, please contact the Ethics and Compliance Helpline at 1.888.411.1744 (toll free) for callers in the United States, Canada, Puerto Rico and U.S. Virgin Islands. All other international callers may reach the Ethics and Compliance Helpline by placing a collect call to 1.770.613.6334.

Bank of America Corporation Code of Ethics and General Policy on Insider Trading

Bank of America Corporation

General Policy on Insider Trading

Purpose

This General Policy on Insider Trading sets forth standards of conduct applicable to the directors and associates of Bank of America Corporation and its direct and indirect subsidiaries whenever they are conducting securities transactions, whether for themselves or on behalf of others.

Background

Federal and state laws prohibit you from buying, selling, recommending or making other transfers of securities if you are aware of material, nonpublic information about the issuer of the securities. These laws also prohibit you from disclosing this information to others who may trade in those securities. The consequences of an insider trading violation can be severe, both for you and for the Corporation. The Corporation has adopted this Policy to protect you and the Corporation from the serious liabilities and penalties that can result from violations of the insider trading laws.

This Policy applies to all directors and associates, as well as to your family members who reside in your household or whose securities transactions are subject to your influence or control.

This Policy is incorporated in the Bank of America Corporation Code of Ethics. A booklet including the Code and the Policy is provided to each associate upon his or her commencement of employment, as well as to those directors who are not associates. You are required to execute the attached Acknowledgment stating that you have read, and understand and agree to comply with, the Policy and the Code. The Corporation will periodically issue communications reminding associates and directors of their individual responsibility to comply with Corporation policies, including those that relate to insider trading and personal securities transactions.

Statement of policy

You may, from time to time, have access to material, nonpublic information concerning the Corporation, its customers or suppliers, or other companies. The following statement regarding the use and disclosure of this information applies to all your activities, whether related to your official duties for the Corporation or to your personal affairs:

You must not buy, sell, recommend or otherwise trade in any security, either personally or on behalf of others, including trading for proprietary or fiduciary accounts of the Corporation, while in possession of material, nonpublic information relating to such security, or communicate or disclose, in any manner, material, nonpublic information to others in violation of a duty to keep such information confidential.

You should consider information “material” if a reasonable investor would consider it important in deciding whether to buy, sell or hold a company’s securities (in other words, if the information is reasonably certain to have an effect on the price of the securities, whether such effect is positive or negative). You should consider information “nonpublic” if it is not generally available to the public or investment community. For example, the Corporation generally considers information nonpublic until the expiration of 24 hours following a press release, a public filing with the Securities and Exchange Commission or the appearance of an article in a newspaper or other publication of general circulation.

Bank of America Corporation Code of Ethics and General Policy on Insider Trading

You must not disclose or disseminate to others material, nonpublic information about a company, either within or outside the Corporation, except on a reasonable need-to-know basis that furthers a legitimate business purpose of the Corporation or the subject company. Unlawfully disclosing or “tipping” information about a company to others who then trade while in possession of the information may give rise to claims against the person tipping the information.

The Corporation expects you to conduct your personal financial affairs in a responsible and prudent manner. Further, Bank of America encourages you to manage and develop personal financial resources responsibly within your means, to maintain a sound financial condition and to invest in a responsible manner with a view to achieving long-term financial goals. You must never engage in investment practices that, by nature or practice are, or appear to be, inconsistent with the Policy, or that are illegal, improper, unethical or present a real or apparent conflict of interest.

Speculative trading. You must not engage in speculative trading with respect to the Corporation’s securities. This generally prohibits short sales and trading in puts, calls and other options or derivatives with respect to the Corporation’s securities unless the transaction is for legitimate, non-speculative purposes and you have obtained prior approval for such transaction from the Control Room at 1.704.388.3951. In the event the Control Room approves any such transaction, the Corporation encourages you to effect such transaction through an affiliated broker-dealer of the Corporation. The Policy does not prohibit or require the approval of the Control Room for the exercise of a stock option granted by the Corporation pursuant to one of its stock option plans.

Blackout periods and preclearance procedures. From time to time, the Corporation will designate certain senior officers as “Insiders” for purposes of the Policy. Those officers who have been designated as “Insiders,” as well as directors of the Corporation, are prohibited from trading in the Corporation’s stock during the period 15 days before the end of each fiscal quarter through the end of the trading day on which financial results for that quarter are released to the public. Further, whether or not the Corporation is in a trading blackout, if you are a designated “Insider” or director of the Corporation, you must preclear any transaction in Bank of America stock through a designated Legal Department representative. The Corporation will notify you if you are a designated “Insider” and provide you the names of appropriate Legal Department contacts.

Exception to policy for blind trust and pre-arranged trading programs. Notwithstanding the general prohibition set forth above, you may effect transactions in Corporation securities during a trading blackout or at a time when you are in possession of material, nonpublic information if your transactions are pursuant to a blind trust or trading program that complies with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934. If you are a director or designated “Insider” subject to the blackout policy and preclearance procedures, you must obtain preclearance from a designated Legal Department representative prior to establishing a blind trust or a pre-arranged trading program in Bank of America securities.

The Corporation reserves the right to bar any transactions pursuant to a 10b5-1 trading program in Bank of America securities if the Board of Directors, in consultation with executive management and the Legal Department, determines that such a bar is in the best interests of the Corporation.

Information wall between commercial and investment banking and fiduciary activities

The Corporation has a policy to prevent the flow of material, nonpublic information from those associates engaged in commercial and investment banking to those associates who have trust or fiduciary responsibilities within the Corporation. Therefore, you must not provide any material, nonpublic information that may influence a credit or investment

Bank of America Corporation Code of Ethics and General Policy on Insider Trading

decision to anyone who has fiduciary responsibilities within the Corporation. Likewise, if you have fiduciary responsibilities within the Corporation, you must not make any investment decision based upon any such information from the commercial or investment banking side of the Corporation.

Other information walls and supplemental policies and procedures for associates of designated units

In addition to the foregoing, there are other “Information Walls” and further supplemental policies and procedures (for purposes of this Policy, collectively referred to as the “Supplemental Policies”) applicable to subsidiaries of the Corporation, or departments or groups within the Corporation or such subsidiaries, which, because of their specific activities, may have enhanced access to, or an enhanced potential to misuse, material, nonpublic information (for purposes of this Policy, collectively referred to as the “Designated Units”). It is your responsibility to become familiar with, understand and comply with all policies and procedures that relate to your area of responsibility. The Supplemental Policies generally are designed to (i) prevent the flow of information from associates in units that may receive material, nonpublic information about issuers of securities to associates in units that buy, sell or recommend securities to fiduciary and non-fiduciary accounts and (ii) address other issues raised by the specific activities of each Designated Unit. The Supplemental Policies also may impose additional restrictions on personal securities transactions. You may access the principal Bank of America Global Policies and Procedures regarding Information Walls and Inside Information on Insite’s Information Center, listed under Policies and Procedures (http://insite.bankofamerica.com/insite/infocntr/infocntr.htm#policies).

Your manager should inform you as to whether you are in a Designated Unit and should provide you a copy of any Supplemental Policies applicable to you at the time of the commencement of your employment (or assumption of duties). All associates in each Designated Unit generally are required to acknowledge that they have read, and understand and agree to comply with, the Supplemental Policies applicable to their Designated Unit. In addition, all associates deemed by their manager to be in one of the Designated Units are required, among other things, to attend periodic informational and compliance sessions relating to insider trading, and to provide data relating to personal securities transactions to the Control Room, or as directed by their manager.

Penalties

Violations of any portion of the Policy may result in disciplinary action, including termination of employment. In addition, violations of insider trading requirements may subject you to civil and criminal penalties, fines and jail terms, and serious sanctions could be imposed against your managers and the Corporation.

Further information

If you have any questions about the Policy, or about its applicability with respect to a particular matter, please contact the Control Room at 1.704.388.3951.

Bank of America Corporation Code of Ethics and General Policy on Insider Trading

Acknowledgment

Bank of America Corporation

Code of Ethics and General Policy on Insider Trading

I have read, and understand and agree to comply with, the Bank of America Corporation Code of Ethics (“Code”) and General Policy on Insider Trading (“Policy”). I am not presently aware of any circumstances involving me, any family member or any other associate that would conflict with the Code or the Policy. If I become aware of any such circumstances, I will immediately notify the Ethics and Compliance Helpline.

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Bank of America Corporation Code of Ethics and General Policy on Insider Trading